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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

     Parent Company               Subsidiary Company         State of Incorporation
     --------------               ------------------         ----------------------
                           Fidelity Federal Savings Bank of         Federal
Fidelity Bankshares, Inc.              Florida

Fidelity Bankshares, Inc.      Fidelity Capital Trust I             Delaware